Exhibit 99.1

news release for immediate release

Contact:	Janice McDill
Phone:	312.698.6707
Email:	janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Enters Into Agreement
with C-III Capital Partners LLC and Colony Capital LLC
C-III Capital Partners to become a significant stakeholder in Grubb & Ellis with Colony Capital
SANTA ANA, Calif. (Oct. 17, 2011) — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, announced today that it has entered into exclusive negotiations with a subsidiary of C-III Capital Partners LLC, an affiliate of Island Capital Group LLC, which has partnered with an affiliate of Colony Capital LLC regarding a strategic transaction with the company.
A C-III affiliate also has agreed to invest $10 million in Grubb & Ellis through the expansion of the company’s existing $18 million credit facility with Colony Capital and purchase $4 million of Colony’s existing facility, which will establish both C-III and Colony Capital as significant stakeholders in Grubb & Ellis.
“This announcement is very positive for Grubb & Ellis employees, clients and stakeholders. C-III Capital Partners and Colony Capital are highly regarded multifaceted organizations with deep expertise and involvement in the commercial real estate industry. Partnering with these firms offers significant growth opportunities for Grubb & Ellis,” said Grubb & Ellis Chairman C. Michael Kojaian.
“Grubb & Ellis is a long-time leader in the real estate industry and we share management’s vision of strengthening the platform and growing the company. C-III Capital Partners and Colony have the capital base and industry expertise necessary to bolster Grubb & Ellis’ client offerings and position the company for long-term success,” said Andrew L. Farkas, chairman and CEO of C-III Capital Partners.
Farkas is the founder of New York-based Island Capital Group LLC and former chairman and CEO of Insignia Financial Group, Inc. Island Capital Group is a leading international real estate merchant banking firm specializing in real estate investing, real estate operating businesses and real estate securities. Island Capital was founded by Farkas in 2003 immediately following Insignia’s merger with CB Richard Ellis.
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Grubb & Ellis Company
1551 N. Tustin Avenue, Suite 300          Santa Ana, CA 92705           714.667.8252           714.667.6860 fax

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10/17/11
Grubb & Ellis Company Enters Into Agreement with C-III Capital Partners LLC and Colony Capital LLC
Island Capital owns controlling interests in a number of businesses which oversee or manage, in the aggregate, in excess of $150 billion in assets, including C-III Capital Partners. C-III is engaged in primary and special loan servicing, loan origination, title services, investment management and principal investment activities. C-III is one of the largest special servicers in the U.S. and acquired the special servicing business of JER Partners, a private real estate investment management company in August 2011.
Colony Capital is a private, international investment firm focusing primarily on debt and equity investments in real estate-related assets and operating companies, headquartered in Los Angeles. In March, Colony, which has a strong track record of identifying undervalued real estate investment opportunities, provided Grubb & Ellis with $18 million in financing in exchange for a 60-day negotiating period to evaluate a larger strategic investment in Grubb & Ellis.
“We look forward to working with C-III and Colony to complete a transaction which offers broad benefits to our professionals and platform. A transaction with these two highly regarded firms would provide the scale for us to more efficiently and effectively serve our clients and broker-dealer partners,” said Thomas P. D’Arcy, president and chief executive officer of Grubb & Ellis.
JMP Securities is serving as financial advisor to Grubb & Ellis.
About Grubb & Ellis Company
Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies in the world. Our 5,200 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment management business, the company is a leading sponsor of real estate investment programs. For more information, visit www.grubb-ellis.com.
Forward-Looking Statements
Certain statements included in this press release may constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and events in future periods to be materially different from those anticipated, including risks and uncertainties related to the financial markets. Such factors which could adversely affect the company’s ability to obtain these results include, among other things: (i) the general economic pressures on transaction values of sales and leasing transactions and businesses in general; (ii) a prolonged and pronounced recession in real estate markets and values; (iii) the unavailability of credit to finance real estate transactions in general; (iv) the success of current and new investment programs; (v) the success of new initiatives and investments; (vi) the inability to attain expected levels of revenue, performance, brand equity in general, and in the current macroeconomic and credit environment, in particular; (vii) the occurrence of a bankruptcy by the Met 10 tenant-in-common program or the demand for payments on certain non-recourse/carve-out guaranty and indemnification obligations issued by the company, which may, in turn, in the event such bankruptcy, or such guaranty or indemnification obligations cannot be met, result in a cross-default under the company’s issued and outstanding Convertible Senior Notes; and (viii) other factors described in the company’s annual report on Form 10-K for the fiscal year ending December 31, 2010, the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2011 and June 30, 2011 in other Current Reports on Form 8-K filed by the company from time to time with the Securities and Exchange Commission. The company does not undertake any obligation to update forward-looking statements.
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Grubb & Ellis Company
1551 N. Tustin Avenue, Suite 300           Santa Ana, CA 92705           714.667.8252           714.667.6860 fax